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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 4)*

                                PJ AMERICA, INC.

      -------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK

      -------------------------------------------------------------------
                         (Title of Class of Securities)

                                    72585Q104

      -------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 27, 2000
      -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Explanatory Note

      This Schedule 13G is being filed to report that effective on April 27, 2000, the reporting persons no longer own five percent or more of the Issuer's common stock.

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              A FEW VALUABLE BUSINESSES PARTNERSHIP
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                     23,475
   Beneficially     6.    Shared Voting Power                        0
  Owned By Each     7.    Sole Dispositive Power                23,475
 Reporting Person   8.    Shared Dispositive Power                   0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

               23,475
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               Less than 1%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              TEAM PARTNERSHIP
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                     1,931
   Beneficially     6.    Shared Voting Power                       0
  Owned By Each     7.    Sole Dispositive Power                1,931
 Reporting Person   8.    Shared Dispositive Power                  0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

               1,931
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               Less than 1%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              CAPITAL PARTNER INVESTMENTS PARTNERSHIP
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                       35,900
   Beneficially     6.    Shared Voting Power                          0
  Owned By Each     7.    Sole Dispositive Power                  35,900
 Reporting Person   8.    Shared Dispositive Power                     0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

               35,900
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               Less than 1%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              JOHN M. DAY
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                      20,900
   Beneficially     6.    Shared Voting Power                    80,206
  Owned By Each     7.    Sole Dispositive Power                 20,900
 Reporting Person   8.    Shared Dispositive Power               80,206
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

               101,106
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

                2.0%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              MAYNARD CAPITAL PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [x]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                       54,800
   Beneficially     6.    Shared Voting Power                          0
  Owned By Each     7.    Sole Dispositive Power                  54,800
 Reporting Person   8.    Shared Dispositive Power                     0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

               54,800
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               1.1%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              INVESTORS MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                            0
   Beneficially     6.    Shared Voting Power                     80,206
  Owned By Each     7.    Sole Dispositive Power                       0
 Reporting Person   8.    Shared Dispositive Power                80,206
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

               80,206
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

                1.6%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              JAMES MAYNARD
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              United States
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                     18,000
   Beneficially     6.    Shared Voting Power                   80,206
  Owned By Each     7.    Sole Dispositive Power                18,000
 Reporting Person   8.    Shared Dispositive Power              80,206
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

               98,206
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               2.0%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              WORTHY COMPANIES PARTNERSHIP
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only
--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                      18,900
   Beneficially     6.    Shared Voting Power                         0
  Owned By Each     7.    Sole Dispositive Power                 18,900
 Reporting Person   8.    Shared Dispositive Power                    0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

               18,900
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               Less than 1%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              GENE T. AMAN
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              United States
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                     11,970
   Beneficially     6.    Shared Voting Power                        0
  Owned By Each     7.    Sole Dispositive Power                11,970
 Reporting Person   8.    Shared Dispositive Power                   0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

             11,970
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               Less than 1%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              IN
--------------------------------------------------------------------------------

Item 1. Issuer

         (a)PJ America, Inc.
         (b)2300 Resource Drive, Birmingham, Alabama 35242

Item 2. Persons Filing

         (a) 1. A Few Valuable Businesses Partnership
             2. Team Partnership
             3. Capital Partner Investments Partnership
             4. John M. Day
             5. Maynard Capital Partners, L.L.C.
             6. Investors Management Corporation
             7. James Maynard
             8. Worthy Companies Partnership
             9. Gene T. Aman


        The Reporting Persons have previously filed with the SEC a copy of an agreement and power of attorney by and among the Reporting Persons granting John M. Day and Gene T. Aman the power to execute and file this Amendment to Schedule 13G with the SEC on behalf of each of the Reporting Persons.

The executive officers and directors of Investors Management Corporation are as follows:

            Name                     Position
            ----                     --------

            James H. Maynard         Chairman, President, Chief Executive
                                     Officer, Treasurer and Director
            Gene T. Aman             Vice President
            Ronald M. Barbee         Vice President
            John M. Day              Vice President
            Richard A. Urquhart III  Vice President-Finance, and Secretary
            Doris F. Baldwin         Assistant Secretary
            Robert B. Heyward        Assistant Secretary
            Wayman O. Leftwich, Jr.  Director
            Paul A. DelaCourt        Director
            Louis W. Sewell          Director

         (b)Address of the principal business office of each of the persons identified in 2(a) above: 5151 Glenwood Avenue, Raleigh, North Carolina 27612
         (c)See Row (4) on Pages 2-10
         (d)Common Stock
         (e)Cusip Number 72585Q104

Item 3. Filing Pursuant to Rules 13d-1(b) or 13d-2(b)

            Not Applicable

Item 4. Ownership

         (a)See Row (9) on Pages 2-10

         (b)See Row (11) on Pages 2-10

         (c)See Rows (5)-(8) on Pages 2-10

Item 5. Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not Applicable

Item 8. Identification and Classification of Members of the Group

            See Exhibit 1 attached to this filing for identification of each member of the group filing this Amendment No. 4 pursuant to Rule 13d-2(d).


Item 9. Notice of Dissolution of Group

            Not Applicable

Item 10.    Certification

            Not Applicable

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                  Dated:      May 5, 2000

                                    A Few Valuable Businesses Partnership



                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day,
                                        Managing Partner


                                    Team Partnership



                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day,
                                        Managing Partner



                                    Capital Partner Investments Partnership



                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day,
                                        Managing Partner



                                    Maynard Capital Partners, L.L.C.


                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day,
                                        Managing Partner

                                    Investors Management Corporation


                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day
                                        Attorney-in-Fact(1)

                                    /s/ John M. Day               (SEAL)
                                    ------------------------------
                                    John M. Day

                                    /s/ Gene T. Aman              (SEAL)
                                    ------------------------------
                                    Gene T. Aman

                                    James Maynard


                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day
                                        Attorney-in-Fact(1)

                                    Worthy Companies Partnership


                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day,
                                        Managing Partner


----------
1 A power of attorney authorizing Mr. Day to act on behalf of certain of the Reporting Persons for the purpose of complying with Sections 13(d) and 13(g) of the Act previously has been filed with the SEC.